UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Securities Exchange Act of 1934

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Lifeline Systems, Inc.

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This filing consists of a newsletter posted on the intranet of Lifeline Systems, Inc. (“Lifeline”) discussing certain aspects of its planned merger pursuant to the Agreement and Plan of Merger entered into on January 18, 2006 among Lifeline, Koninklijke Philips Electronics N.V., a company incorporated in The Netherlands (“Philips”), and DAP Merger Sub, Inc., a Massachusetts corporation and an indirect, wholly-owned subsidiary of Philips.

Lifelines

News by and for the Lifeline family

SPECIAL EDITION

Issue 2 • February 2006

OUR “ENGAGEMENT” WITH PHILIPS

An Interview with Ron

Q. So how did this happen?

A. Several employees have asked me this question at the small, intimate employee meetings. What I’ve said is this - First of all, we were not for sale. Secondly, to quote one employee in one of the meetings, “You mean they asked us out on a date?” And – yes, Philips did make the first move. Philips is an excellent cultural fit in that they are a very caring company with a high level of respect for their employees and a commitment to growth and quality.

Q. What is it about Philips that makes them such a good strategic partner?

A. The answers are multifaceted, and include the following. 1) Philips is an excellent cultural fit in that they are a very caring company with a high level of respect for their employees and a commitment to growth and quality; 2) They have a very strong presence in medical systems in North America; 3) They have a powerful consumer brand; 4) They are strategically committed to improving the quality of life of people “at home”; 5) They are strong in product-orientation; 6) They have a technology orientation with a huge research and development budget, and 7) They have a passion to learn the service business, which is one of our competencies, because they believe that service will play a critical role in Consumer Health and Wellness, the new business unit at Philips, established in 2004, to focus on healthcare at home.

Q. How does this fit with Lifeline’s long range strategy?

A. We’ve created significant value with our very focused strategy of penetrating our market in North America for at-risk seniors with our core product lines and service, recognizing that in the future, there will be a convergence of our call center competencies, pressure on the health care system, the enormous implications of the demographics of seniors and the frustrations of care giving. And in that strategy, we fully expect technology to play a role in helping people continue to age in place with positive contributions to their quality of life. So I think we always saw a role for strategic partners who were interested in areas like tele-medicine, disease management, the “smart” home, support for the local and long distance care givers, and consumer health and wellness. I think we’ve found the ideal strategic partner.

Q. Ron, are you staying at Lifeline?

A. I smile when I hear that question because most of you have heard me say - we are just getting started! I truly believe that. I have lots of energy, lots of interest, lots of experience, and look forward to continuing to contribute in a new environment and have committed to Philips that I’ll stay at least through 2011 (5 years).

Q. I’m glad to hear you are staying. What will your new role be in this merger?

A. I expect my role will be to continue to be Chief Executive Officer of Lifeline as well as contribute to the development of the new Consumer Health and Wellness business unit within Philips. In addition to my CEO Lifeline title, I will be Executive Vice President of DAP (Domestic Appliances and Personal Care).

Q. Where will you work?

A. I will be based in Framingham, recognizing that Amsterdam will not be quite as foreign as it might have been yesterday. Said another way, I suspect I will become more familiar with the Dutch culture and the varied resources we might be able to utilize to accelerate our growth.

Q. Will the Management Committee remain in force?

A. I’ve personally polled each member of the Management Committee and I believe that we have a team that is committed and enthusiastic and is expecting to invest in this journey with me.

Q. Should our employees feel the normal insecurity that exists in mergers and that they might have experienced in other companies that have merged?

A. Lifeline is a strong, growing, very profitable business. The opportunities that Philips sees in us include growth and expansion, accelerated market penetration, and the introduction of new products and new services. Therefore, the synergies will hopefully generate more employment in our future, and if we are successful, more job security. In a way, it’s our opportunity to seize.

Q. What do we do now?

A. Our number one priority is to continue to do well in our 2006 plan and be careful not to allow the distraction of the merger to impair our successes. Said another way, we have a very viable long range plan, which we need to continue to implement successfully in the US and Canada. This means our core channel of distribution at community hospitals, the home care agencies, the health care referral sources, the direct marketing, the senior living initiatives are all as critical today as they were before the merger announcement and we will focus on them. If we deliver the revenue, the earnings, the quality, and the culture, there’s no question in my mind that more opportunities will come to us.

Q. Lifeline’s culture is very special. Will our culture be at risk?

A. Everyone who walks in this building, or visits one of our Programs or sees us in the local community with a consumer experience, knows there’s something very special in what we do and how we do it. We hire talented people, we develop them, and we are committed to the highest quality. We are committed to not only speed and accuracy, but we are also very committed to the caring. We try to walk that talk with our own employees as well as within the marketplace. Philips has seen this, understands it, values it and intends to do everything they can to preserve and foster it.

Q. What types of products do you foresee being offered by Lifeline in the future?

A. I’m sure that Philips has a strategy around which products in their portfolio might have synergy with us and perhaps even what other companies they may want to buy that could contribute to Health and Wellness. But, until the merger closes, the details of Philips strategy are highly proprietary to them, and it would be imprudent for them to share that information. We will know a lot more after the shareholders vote to approve the merger and we become a part of the Philips family. I suspect we’ll know a lot more literally weeks after that.

Q. What happens next?

A. Well, the timeline to the merger closing is as follows. In order to close, we need to obtain the approval of our stockholders. We are filing a proxy statement with the Securities and Exchange Commission. Once they clear us to mail the proxy statement, we will mail it to stockholders and ask for their votes at a special meeting of our stockholders. We will also need to obtain the clearance of U.S. anti-trust regulators. We expect all of this to happen in the next few months.

Q. What are the most immediate next steps that our employees will likely see or experience relating to the merger?

A. As we get closer to the closing of the merger, we’ll need to identify some of the early and obvious integration activities that will need to transpire. For example, as we transition from a public company reporting our results to Wall Street to a business unit of Philips reporting our financials to a parent Company, the process on how we report our financials may change. Another example relates to our new Consumer Marketing initiative. We don’t expect the Lifeline brand to go away, but we certainly expect the dual brands to appear somehow, and that will need to get sorted out. Our appetite for consumer marketing is perhaps greater now than it was before the merger.

Q. What’s going to happen to my benefits?

A. As we have information on benefits, we will share that with you, but in general, the only changes we currently are anticipating in 2006 relate to things like the employee Stock Savings Plan and the 401(k) Plan that involve Lifeline stock, which obviously will be converted to cash and will no longer be available as an investment choice. To that specific item, you’ll see a separate article in this edition that begins to address the issues around that.

I’m sure that Ellen Berezin, our Vice President of Human Resources, and her staff will be working closely with Philips throughout 2006 to examine the benefits offered by them and to establish a sensible transition plan over time for us. Philips employs over 160,000 people world-wide, values its employees, and has put together a number of competitive benefits packages appropriate to the country or region.

Overview of DAP

Philips Domestic Appliances & Personal Care (DAP) employs approximately 8,200 people, runs manufacturing operations in 7 countries and maintains more than sixty individual national sales organizations around the globe. In 2004, it posted sales of 2,044 million Euros. Currently, DAP represents 7.3% of Philips total world wide business. The DAP division is grouped into 4 businesses: Shaving & Beauty (44%), Oral Healthcare (12%), Domestic Appliances (41%) and Consumer Health & Wellness (3%).

Consumer Health & Wellness (the “red” piece of the pie shown above) is the newest business unit within DAP and currently includes HeartStart Home Defibrillators, Mother & Child Care, and Vitality. This is where Lifeline will fit within the Philips organization.

HeartStart

Defibrillator

Baby care 3-1

3-in-1

Steaming

Centre

LIFELINE STOCK PLANS –

FREQUENTLY ASKED QUESTIONS

EMPLOYEE STOCK

PURCHASE PLAN

Q: What happens to stock purchased through the Employee Stock Purchase Plan (ESPP)?

A: Employees will receive $47.75 for each share they purchased through the ESPP and currently own.

Q: I am currently participating in the ESPP. What happens to my contributions?

A: You may continue to have contributions deducted from your paycheck through a date to be determined by the Board of Directors. The closing price of Lifeline stock on this date, less the 5% discount, will determine the number of shares that you can purchase.

Q: If I don’t want to continue contributing to the ESPP, can I get my money back?

A: The ESPP allows employees to stop participation at any time. If you want to stop participating, please send an e-mail to Karen Lalley in HR. She will inform Payroll to stop contributions as soon as practicable and refund all contributions back to December 1, 2005.

Q: What are the tax implications?

A: The tax implications are complex. Refer to the Prospectus section titled “Federal Income Tax Consequences” for a full explanation. Please Note: The Company has had several Plans; and you should refer to the Prospectus for the Plan(s) in which you participated. A Prospectus for the following Plans is available on the Lifeline + Philips page of LifelineLinks.

•	1992 Plan (10% discount Plan) See Pg. 7

•	1995 Plan (10% discount Plan) See Pg. 7

•	2000 Plan (15% discount Plan) See Pg. 8

•	2005 Plan (5% discount Plan) See Pg. 9

Q: How many shares do I have?

A: At the end of each offering period, you received a stock certificate with the number of shares purchased in your name. If you maintain your own certificates (i.e. have not given them to a bank or brokerage account), total up the number of shares on these certificates. Do not forget to include the number of additional shares you received via a stock certificate at the time of the Company’s 2:1 stock split in December 2003.

Q: What happens if I can’t find my stock certificates?

A: If you maintain your own certificates as noted above, you will need to contact our transfer agent, Registrar and Transfer Company (“RTCO”), regarding the replacement of your stock certificate. You may call the RTCO Investor Relations Department at 800-368-5948 or e-mail them at info@rtco.com.

Q: What if I don’t want to sell my shares at the time we merge with Philips?

A: As of the transaction date, Lifeline common stock will no longer exist and shares will automatically be converted into the right to receive cash. Following the merger, all stockholders will receive information as to what steps they must follow.

Q: What are the stock prices for the shares I bought through the ESPP?

A: Human Resources will be providing the pricing information that you will need to determine your tax obligation.

Q: I bought stock on my own through a broker. What do I need to do?

A: You will need to contact your broker.

THE EMPLOYEES’

SAVINGS AND

INVESTMENT

(401(k)) PLAN

Q: What happens to the stock I have in the 401(k) Plan?

A: Upon completion of the merger, the plan will receive $47.75 for each share that employees have in their Lifeline common stock fund account. Employees will then be able to allocate the cash received to other investment options in the 401(k) plan.

Q: How do I get the cash that will be in my 401(k) account?

A: The Lifeline common stock fund is an investment option in the Company’s 401(k) Plan. Unless you are currently eligible for a distribution from the Plan, you will need to reallocate the value of your common stock fund to other investment options within the Plan. The rules for when you may take a distribution from the Plan are the same regardless of the investment options you have chosen or may choose in the future. Those rules allow you to take a distribution when you terminate employment or reach age 59 1/2.

Q: Do I have to pay taxes on the money I get from this transaction?

A: No, you will pay taxes when you receive a distribution from the Plan.

Q: Can I move money into the 401(k) common stock fund at this time?

A: Yes, providing you are not subject to Lifeline’s imposed “quiet period” currently in effect. In addition, if you believe that you have material inside information that would affect a reasonable investor’s decision to buy or sell Lifeline stock, it is in your best interest to refrain from moving your 401(k) Plan assets into the Lifeline common stock fund.

STOCK INCENTIVE

PLAN

Q: If I have stock options, how do I know how many shares I have?

A: All employees with outstanding options will receive an Optionee Statement from Human Resources in the next several weeks.

Q: What happens to my options that are not vested?

A: As part of the merger agreement, all unvested options will become fully vested.

Q: Do I have to go through a stock broker to exercise my options?

A: No, each outstanding stock option will be cancelled in consideration for a cash payment, without interest and less any applicable withholding taxes, equal to the product of (1) the excess, if any, of $47.75 over the per share exercise price for your option multiplied by (2) the number of shares of our common stock that you could have purchased (assuming full vesting) upon full exercise of that option immediately prior to the completion of the merger.

Q: How will I be taxed on the money I receive from my options?

A: The proceeds from exercising options are treated like earnings and applicable federal and state income taxes will be withheld, as well as any applicable FICA Social Security and Medicare contributions. Please refer to the prospectus you received at the time of your grant.

Q: If I don’t want to wait to exercise my options until the transaction date, can I exercise options now?

A: Yes, but you can only exercise your vested options providing you are not subject to Lifeline’s imposed “quiet period” currently in effect. In addition, if you believe that you have material inside information that would affect a reasonable investor’s decision to buy or sell Lifeline stock, you may exercise your options but you may not sell any shares you’ve acquired upon your exercise.

Q: Will Lifeline provide some financial planning assistance?

A: Yes, our professional 401(k) investment advisors from Smith Barney will be available to help employees with their plan asset allocations. At the appropriate time, Lifeline will make arrangements for meeting times and we will give you information on how to sign up for these meetings. You are, of course, free to choose any investment advisor you wish.

PHILIPS

Mission, Vision

& Values

Our mission

We improve the quality of people’s lives through the timely introduction of meaningful technological innovations.

Our vision

In a world where technology increasingly touches every aspect of our daily lives, we will be a leading solutions provider in the areas of healthcare, lifestyle and enabling technology, aspiring to become the most admired company in our industry as seen by our stakeholders.

Our values

Delight customers

Deliver on commitments

Develop people

Depend on each other

Other DAP

Product Photos

SmartTouch- XL Razor

Azur Precise Iron

Senseo® Coffee Maker

Marathon vacuum cleaner

Sonicare Toothbrush

Important Additional Information Will Be Filed with the SEC

Lifeline has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and plans to file with the SEC and mail to its shareholders a definitive proxy statement in connection with the transaction. The preliminary proxy statement contains, and the definitive proxy statement when it becomes available will contain, important information about Lifeline, Philips, the transaction and related matters. Investors and security holders are urged to carefully read the preliminary proxy statement and the definitive proxy statement when it becomes available.

Investors and security holders will be able to obtain free copies of the preliminary proxy statement and other documents filed with the SEC by Lifeline and Philips, including the definitive proxy statement when it is filed, through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from Lifeline by contacting Investor Relations, Lifeline Systems, Inc., 111 Lawrence Street Framingham, MA 01702, (508) 988-1000.

Lifeline and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement. Information regarding Lifeline’s directors and executive officers is contained in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004, its Current Report on Form 8-K dated February 8, 2005, its proxy statement dated April 5, 2005, its Current Report on Form 8-K dated August 18, 2005, its Current Report on Form 8-K dated December 13, 2005, and its Current Report on Form 8-K dated January 10, 2006, which are filed with the SEC. As of January 16, 2006, Lifeline’s directors and executive officers and their affiliates beneficially owned approximately 2,532,151 shares, or 16.6%, of Lifeline’s common stock. All outstanding options for Lifeline common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $47.75 per share purchase price. In addition, in connection with the execution of the Agreement, Ronald Feinstein, Lifeline’s President and Chief Executive Officer, entered into an Employment Agreement with a wholly owned subsidiary of Philips. A more complete description of these arrangements is available in the preliminary proxy statement and will be available in the definitive proxy statement when it becomes available.

Safe Harbor for Forward-Looking Statements

Statements in this filing regarding the proposed transaction between Philips and Lifeline, the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Philips or Lifeline managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: shareholders could not vote to approve the transaction; regulatory approvals might not be obtained; the ability to consummate the transaction, and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.